EXHIBIT 5.2
                                   PIPER & MARBURY
                                        L.L.P.

                                 CHARLES CENTER SOUTH
                                36 SOUTH CHARLES STREET
                            BALTIMORE, MARYLAND 21201-3018        WASHINGTON
                                  410-539-2530                     NEW YORK
                                FAX: 410-539-0489                PHILADELPHIA
                                                                    EASTON
                                                                    LONDON


                                February 14, 1996


USF&G Corporation
100 Light Street
Baltimore, Maryland 21202

         Re:      Registration Statement
                  Registration No. 33-65471

Ladies and Gentlemen:

         We have acted as Maryland counsel to USF&G Corporation (the "Corporation") in connection with its Registration Statement on Form S-3 (Registration No. 33-65471) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the proposed acquisition by USF&G Capital I and USF&G Capital II (the "Trusts") of the Corporation's Deferrable Interest Subordinated Debentures (the "Debentures") to be issued pursuant to the Subordinated Indenture between the Corporation and The Bank of New York, as Trustee (the "Indenture"), and the delivery by the Corporation of its guarantee for the benefit of the holders of any Cumulative Quarterly Income Preferred Securities issued by the Trusts. In that capacity, we have reviewed the Charter and By-Laws of the Corporation, the proposed form of the Indenture and the Supplemental Indenture related thereto (the "Supplemental Indenture"), the proposed form of Guarantee Agreement to be executed and delivered by the Corporation (the "Guarantee Agreement"), the proceedings of the Board of Directors of the Corporation relating to the issuance by the Corporation of the Debentures and the execution and delivery of the Indenture, the Supplemental Indenture and the Guarantee Agreement, and such other documents, instruments and matters of law as we have deemed necessary to the rendering of the opinion expressed below.

         Based on the foregoing, we are of the opinion and advise you that the execution and delivery by the Corporation of the Indenture, the Supplemental Indenture and the Guarantee Agreement, and the issuance of the Debentures by the

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USF&G Corporation
February 14, 1996
Page 2



Corporation under the Indenture, have been duly and validly authorized by the Corporation, and, upon due execution and delivery of the Indenture, Supplemental Indenture and Guarantee Agreement, establishment of the terms of any Debentures not previously established pursuant to the Indenture and the Supplemental Indenture and due execution, authentication and delivery of, and payment for, the Debentures in accordance with the Indenture and Supplemental Indenture, the Debentures will be legally issued, and the Debentures, Indenture, Supplemental Indenture and Guarantee Agreement will constitute binding obligations of the Corporation.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Registration Statement and the related Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                                Very truly yours,





                                                /s/ Piper & Marbury L.L.P.